BUSINESS DEVELOPMENT AND MARKETING AGREEMENT

This Agreement is entered into by and between SmartMetric, Inc. (hereinafter “SmartMetric”), a corporation with offices at 67 Wall Street, Level 22, New York, New York 10005; and Information Spectrum, Inc., an Anteon Company (hereinafter “ISI”), a corporation with offices at 7611 Little River Turnpike, Annandale, Virginia 22003 (collectively hereinafter the “Parties”).

1.	Relationship of the Parties

1.1 The Parties are, and shall remain, independent contractors, each responsible for its own employees. As such, this Agreement is not intended to constitute, create, give effect to, or otherwise recognize an agency, joint venture, partnership or other form of business organization of any kind, and the rights and obligations of the parties shall be only those expressly set forth herein. Unless otherwise agreed in writing, each Party shall be responsible for its own costs incurred in performing its duties hereunder.

2.	Services Provided

2.1
ISI shall provide marketing services under this Agreement. Specifically, ISI shall actively seek to interest various persons and organizations (“Customers”) in the purchase of credential cards and card production systems incorporating SmartMetric products.

2.2  SmartMetric agrees to provide adequate product samples and other support as needed to reasonably facilitate ISI’s marketing efforts.

2.3  If ISI plans to offer SmartMetric products by submitting a formal proposal to a Customer in response to a solicitation or anticipated solicitation (“solicitation” or “opportunity”), the Parties agree to enter into a Teaming Agreement before ISI submits its proposal. Such agreement shall define the Parties’ reasonably required by SmartMetric or its customers and agreed to by the Parties for such efforts.

3.	Exclusivity

3.1 SmartMetric agrees that ISI shall be the exclusive reseller of SmartMetric products to agencies of the United States Government and the Government of Canada as enumerated in Attachment A to this agreement.

3.2  For all other customers, Government or Commercial, ISI shall be a nonexclusive reseller, except that ISI may, from time to time, make a written request to add specific customers to the above Attachment as exclusive to ISI. SmartMetric will approve or deny such request within 30 days of receipt. A non-response from SmartMetric after that period shall be deemed approval of ISI’s request. If approved, SmartMetric agrees that ISI will be the exclusive reseller of SmartMetric products for the customers requested, and Attachment A shall be modified to reflect the additional exclusive ISI customer(s).

3.3  Every six months, sales and marketing targets, goals, and activity will be reviewed along with product developments, production and delivery schedules. The goal is to insure that active and effective communication exists between the parties.

3.4  SmartMetric shall indemnify ISI and its officers, employees, and agents against liability, including costs and attorney fees, for actual or alleged direct or contributory infringement of, or inducement of infringe, any United States or foreign patent, trademark or copyright, arising out of the performance of this agreement, provided that SmartMetric is reasonably notified of such claims and proceedings.

4.	ISI’s General Duties

4.1  ISI shall maintain a place of business in the Washington DC, Virginia or Maryland area, including suitable meeting facilities to display and merchandise SmartMetric’s Products.

4.2  ISI shall appoint representatives to introduce, promote, market and sell SmartMetric’s Products to the customers listed in Attachment “A.” Such personnel and/or representatives shall be adequately trained by ISI. ISI shall employ sufficient numbers of sales personnel and/or representatives properly to market SmartMetric’s Products to the customers listed in Attachment “A.”

5.	Advertising Policies.
SmartMetric will cooperate with ISI in providing for advertising and promotion of SmartMetric’s Product throughout ISI’s principal marketing area, and ISI agrees to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative advertising and merchandising programs as SmartMetric and IS may mutually establish. Nothing herein shall prevent ISI from independently advertising and marketing SmartMetric’s Products provided the form and content of the advertising or marketing materials are approved by SmartMetric in advance.

ISI may brand these products as its own or may use the SmartMetric brand at ISI’s sole discretion.

6.	Terms of Product Sale.
All sales of SmartMetric’s Products of ISI and or its customers shall be made pursuant to this Agreement at such prices and on such terms as SmartMetric shall establish from time to time at least thirty (30) days notice. All prices are FOB Manufacturer’s plant in the continental United States. SmartMetric agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of SmartMetric’s Products shall be borne by ISI or its customers after delivery to the carrier for shipment. The shipper will be selected by SmartMetric unless ISI and or end customer requests a reasonable alternative. All orders are subject to acceptance by SmartMetric. Except as otherwise expressly agreed by SmartMetric and ISI in advance, this Agreement shall control all aspects of the dealings between SmartMetric and ISI with respect to SmartMetric’s Products and any additional or different terms in any ISI order are hereby rejected unless mutually agreed upon in writing.

7.	Products Warranty Policies.
Except as otherwise agreed by the parties in writing in the event that any of SmartMetric’s Products are proved to SmartMetric’s reasonable satisfaction to have been defective at time of sale to ISI and or its customer, SmartMetric will refund the original sales price of such product or, at SmartMetric’s election, replace the defective product. SmartMetric shall provide to ISI information with respect to SmartMetric’s limited warranty extended to the original consumer of SmartMetric’s Products. MANUFACTURER MAKES NO OTHER WARRANTY TO DISTRIBUTOR WITH RESPECT OT THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.	Term of Agreement

8.1  Except as otherwise set forth below, this Agreement shall expire two years after the effective date of this Agreement unless extended by mutual agreement of the Parties.

8.2  In the event that a solicitation or contract award is pending with a particular Customer at the time this Agreement would otherwise expire, for which ISI is preparing to submit or has submitted a proposal offering SmartMetric products, this Agreement shall continue in force with respect to that Customer for the duration of that solicitation and any contract awarded to ISI as a result of its proposal submission, including, in the event is awarded to ISI, any follow-on contract that shall be issued in the future by that Customer or its successor to ISI or a prime contractor for whom ISI is a proposed subcontractor.

8.3  This Agreement shall automatically terminate upon the insolvency, bankruptcy, reorganization under bankruptcy law, or assignment for the benefit of creditors by either Party.

8.4  This Agreement and the performance of the parties will be reviewed annually by the parties and may be terminated by mutual agreement of the parties. In the event that the Agreement is mutually terminated under this clause, the provisions of Section 8.2 above will apply.

9.	Representatives of the Parties

9.1	The following individuals are designated representatives of the parties for the respective matters:

Information Spectrum, Inc. 7611 Little River Turnpike, Suite 300E Annandale, Virginia 22003	Technical: Ron Rothstein Contractual: Christopher H. Jensen Telephone: (703) 354-3737 Fax: (703) 813-8499

SmartMetric, Inc. 67 Wall Street, Level 22 New York, New York 10005	Technical: Colin Hendrick Contractual: Colin Hendrick Telephone: (212) 859-5007 Fax: (917) 591-3226
9.2  For purposes of this Agreement, written notice shall be considered to have been provided by either Party if sent to the above-named contractual representative of the other Party, at the above address, via certified mail, return receipt, or by Federal Express or other commercial courier service requiring signed receipts.

10.	Proprietary Information

10.1 “Proprietary Information” is defined in the Nondisclosure Agreement entered into by the Parties on August 6, 2003, and any such information exchanged in support of this Agreement shall be handled pursuant to the terms of that agreement.

11.	Disputes

11.1 Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by amicable negotiation between the parties’ representatives to the maximum reasonable extent. In the event the parties are unable to resolve a particular dispute following extended good faith negotiation, either Party may submit the matter to arbitration administered by the American Arbitration Association for arbitration under its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in Fairfax County, Virginia.

12.	Applicable Law

12.1 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

13.	Assignment

13.1 This Agreement, and any rights or obligations hereunder, cannot be assigned or otherwise transferred by either party in whole or in part without the express prior written consent of the other party. Transfer of ISI’s responsibilities hereunder to its parent company, Anteon International Corporation, or any other affiliate of ISI, shall not be considered an assignment.

14.	Severability

14.1 In the event that any one or more of the provisions of this Agreement is found to be unenforceable, the enforceability of the remaining provisions shall be unimpaired.

15.	Non-Solicitation of Employees

15.1 During the terms of this Agreement, neither Party shall solicit for hire any employee of the other; nor shall they hire any employee without the express consent of the firm from which the employee may sever himself/herself. This clause does not preclude employees of either party from pursuing employment opportunities with the other party on their own initiative or in response to public advertisements published by either party.

16.	Entire Agreement

16.1 This Agreement constitutes the entire agreement between the parties with regard to the marketing of SmartMetric products by ISI and supersedes all previous understandings, agreements or representations, written or oral, between the parties on this subject matter. This Agreement may be amended only in writing executed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement.

SmartMetric, Inc.	Information Spectrum, Inc.
By: /s/ Colin Hendrick	By: /s/ Christopher H. Jensen
Name: Colin Hendrick	Name: Christopher H. Jensen
Title: President and CEO	Title: Vice President, Contracts
Date: October 30, 2003	Date: October 30, 2003

ATTACHMENT A
To Business Development and Marketing Agreement
List of Customers Exclusive to ISI*

Department of State (All Bureaus)

Department of Homeland Security (All Bureaus, including, without limitation, the below list)

Border and Transportation Security
Customs and Border Protection
Immigration and Customs Enforcement
Air and Marine Interdiction
Transportation Security Administration
United States Coast Guard
United States Secret Service
Science and Technology
Emergency Preparedness

General Services Administration (GSA)

Government of Canada (All Bureaus, including, without limitation, the below bureau))

Citizenship and Immigration Canada

Department of Defense, including, without limitation:

Defense Manpower Data Center (DMDC)
U.S. Coast Guard
U.S. Army
U.S. Navy
U.S. Marine Corps
U.S. Air Force
Defense Logistics Agency

Department of Commerce

Includes any successor agencies in the event of Government restructuring or reorganization.

Nondisclosure Agreement

This Agreement is entered into by and between Information Spectrum, Inc. (hereinafter “ISI”), a corporation with offices at 7611 Little River Turnpike, Annandale, Virginia 22003, and SmartMetric, Inc., a corporation with offices at 67 Wall Street, Level 22, New York, New York 10005 (hereinafter “SmartMetric”).

1.  “Proprietary Information” is defined as information that the disclosing party at the time of disclosure identified in writing as Proprietary Information by means of a proprietary or confidential legend, marking, stamp, or other positive written notice identifying the information to be proprietary or confidential. In order for information disclosed orally or visually by a party to this Agreement to be considered Proprietary Information protected hereunder, the disclosing party shall identify the information as proprietary at the time of the disclosure and, within ten (10) days after such oral or visual disclosure, reduce the subject matter of disclosure to writing, properly stamped with a proprietary legend, marking, stamp or other positive written notice, and submit it to the receiving party.

2.  Proprietary Information disclosed hereunder may be used only for mutual benefit of SmartMetric and ISI in conducting discussions and exchanging information relating to fingerprint biometric, biometric smartcard with fingerprint storage, high-capacity memory cards, contact and contactless identification cards, and the processing of information on these identification cards, and then only in strict accordance with the terms of this Agreement.

3.  It is agreed that for a period of five (5) years following the receipt of Proprietary Information, each party will use such information only for the purpose(s) set out in Paragraph 2 above and shall take reasonable efforts to preserve the confidentiality of such Proprietary Information, and prevent disclosure thereof to third parties. Each party agrees that it will use the same reasonable efforts to protect the other’s Proprietary Information as are used to protect its own, but, in any event, not less than reasonable care.

4.  The obligation to protect Proprietary Information, and the liability for unauthorized disclosure or use of Proprietary Information, shall not apply with respect to: such information that is now available or becomes available to the public without breach of this Agreement; information lawfully received without restrictions from other sources, including the U.S. Government; information published or disclosed by the disclosing party to others, including the U.S. Government, without restriction; information developed by the receiving party independent of and without use of the information disclosed by the disclosing party; or information that is required to be disclosed pursuant to any law or judicial or governmental demand, requirement or order, provided that the receiving party shall give reasonable notice to the disclosing party of such order to enable the disclosing party to seek legal protection of the Proprietary Information.

5.  The parties agree that disclosures of Proprietary Information shall be restricted to those individuals directly participating in the effort set out in Paragraph 2 who have a need to know been made aware of and consent to abide by the restrictions contained herein concerning the disclosure and use of such information. The receiving party agrees to provide the disclosing party a list of those individuals to whom such disclosures have been made upon request of the disclosing party.

6.  This Agreement shall expire two (2) years after the effective date of this Agreement, but may be terminated earlier by either party giving thirty (30) days notice in writing to the other party of its intention to terminate. Termination shall not, however, affect the rights and obligations contained herein with respect to Proprietary Information disclosed hereunder prior to termination.

7.  Upon termination or expiration of this Agreement or upon the written request of either party at any time, each party will, within a reasonable period of time thereafter, not to exceed thirty (30) days, return all Proprietary Information received from the other party and copies made thereof by the receiving party under this Agreement, or certify by written memorandum that all such Proprietary Information has been destroyed.

8.  Except as expressly provided herein, neither the execution and delivery of this Agreement nor the furnishing of any Proprietary Information shall be construed as granting either expressly or by implication, estoppel or otherwise, any license under any copyright, invention, improvement, discovery or patent, or trademark now or hereafter owned or controlled by a party disclosing Proprietary Information hereunder.

9.  This Agreement, and the rights and obligations hereunder, may not be transferred or assigned by one party without the prior written approval of the other party hereto.

10.  Each party warrants that it has the right to disclose the Proprietary Information disclosed to the other party hereunder for the purpose set out in Paragraph 2 above.

11.  Neither party shall export, transmit or otherwise convey any Proprietary Information disclose under this Agreement in contravention of any laws, ordinances or regulations of the U.S. Government.

12.  The laws of the Commonwealth of Virginia shall govern this Agreement, without regard to its conflict of law rules.

13.  This Agreement shall not be construed as a teaming, joint venture, or other such arrangement; rather, the parties hereto expressly agree that this Agreement is for the purpose of protection of Proprietary Information only.

14.  Neither party has an obligation to supply Proprietary Information hereunder.

15.  The parties agree that the terms and conditions of this Agreement are reasonable and necessary for the protection of Proprietary Information and to prevent damage or loss to ISI and SmartMetric. Each party agrees that any breach or threatened breach by it, of the foregoing terms and conditions, will cause irreparable injury to the other party for which there is no adequate remedy at law. Therefore, each party expressly agrees that the party that may be harmed shall be entitled, in addition to any other remedies available, to injunctive or other equitable relief to require specific performance or to prevent a breach of this Agreement.

16.  This Agreement contains the entire understanding between the parties relative to the protection of Proprietary Information and supersedes all prior and collateral communications, reports, and understandings between the parties in respect thereto. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives of both parties.

17.  All notices shall be in writing, shall bear the addresses of the parties to this Agreement and shall be dispatched by certified or registered mail, return receipt requested. A notice sent by facsimile shall be effective when received, provided that it is promptly confirmed by certified or registered mail, return receipt requested.

IN WITNESS WHEREOF, the parties hereto have caused this Nondisclosure Agreement to be executed as of the date and year indicated below.

INFORMATION SPECTRUM, INC. SMARTMETRIC, INC.

By: /s/ William T. Alsbrooks  By: /s/ Colin Hendrick
Name: William T. Alsbrooks  Name: Colin Hendrick
Title: Executive Vice President  Title: President and CEO
Date: August 5, 2003   Date: August 5, 2003